Exhibit 1.1

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement ("Amendment") is entered into as of April 10, 2003 by and between BENECORP BUSINESS SERVICES, INC. ("BeneCorp"), GORDON SWOR and GORDON HANSON ("Sellers") and PACEL, CORP. ("Pacel").

     WHEREAS, Pacel and BeneCorp entered into an Asset Purchase Agreement dated October 24, 2002 (the "Agreement"); and

     WHEREAS, the parties wish to amend and clarify certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the receipt and sufficiency of which is hereby acknowledged, Pacel, BeneCorp and Sellers agree as follows:

11. Stock Transaction. The nature of the purchase is hereby changed from an asset purchase to a stock transaction, wherein Sellers will sell 100% of the stock of BeneCorp to Pacel.

12. Sale of Stock. At Closing, Sellers will transfer to Pacel 2940 shares of common stock of BeneCorp, such shares representing 100% of the outstanding stock of BeneCorp.

13. Consideration. In exchange for the transfer of stock by Sellers to Pacel, Pacel will pay $100,000 to Gordon Swor and $100,000 to Gordon Hanson at closing. In addition, within seven (7) days of Closing, Gordon Swor and Gordon Hanson will each receive from Pacel $100,000 worth of Pacel common stock, the shares to be valued at 70% of the closing price for Pacel stock on the date of Closing. Pacel agrees that on the first anniversary date of the Closing, at Sellers' election, Pacel will purchase the stock from Gordon Swor and Gordon Hanson for $100,000 each, said amount to be paid within seven (7) days of Sellers' election.

14. Closing. The Closing will occur on April 14, 2003, although the transaction will be effective April 1, 2003.

15. Capitalization. Pacel will adequately capitalize BeneCorp so that all liabilities of BeneCorp existing on the date of Closing are paid in full. Pacel will indemnify and hold Sellers harmless from any claims and liabilities due to Pacel's failure to pay any liabilities of BeneCorp existing on the date of Closing.

16. Employment Agreements. The initial term of the employment agreements between Pacel and the Sellers attached to the Agreement as Exhibit H is amended to commence on the new Closing Date.


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17. Brokers Fees.  Pacel shall pay any and all fees to any brokers in connection with this transaction.

18. Notices. Any notice or other communication to be given in connection with this Amendment or the Agreement must be provided in writing by personal delivery or by facsimile transmission addressed to the recipient as follows:

  If to BeneCorp:       Mr. Gordon Swor
                        BeneCorp Business Services, Inc.
                        1023 S. Greenville Avenue
                        Allen, TX  75002
                        Telephone:  (972) 359-9900
                        Fax:  (972) 359-9911

  If to Sellers:        Mr. Gordon Swor
                        Mr. Gordon Hanson
                        BeneCorp Business Services, Inc.
                        1023 S. Greenville Avenue
                        Allen, TX  75002
                        Telephone:  (972) 359-9900
                        Fax:  (972) 359-9911

  If to Pacel:          Mr. David Calkins
                        President
                        Pacel Corp.
                        7900 Sudley Rd., Ste. 619
                        Manassas, Virginia 20109
                        Fax:  (703) 361-6706

19. Governing Law. This Amendment and the Agreement shall be governed by and construed in accordance with the law of the State of Texas regardless of the laws that might otherwise govern under applicable principles of conflicts of law or choice of law. Venue for any litigation pursuant to this Amendment or the Agreement shall be Prince William County, Virginia.

20. Specific Amendments. The following changes are made to the Agreement:

     a. The following sections are deleted in their entirety: Sections 1.1-1.4, 2.1, 2.2, 9, 10.1-10.9, 11.1-11.6, 12.1-12.5, 13.1, 13.3-13.5.

     b. In Sections 3.11-3.13, 3.15-3.19, 13.2, each reference to "Seller" is deleted and "BeneCorp" is inserted in each instance.


BENECORP BUSINESS SERVICES, INC.

By: /s/ Gordon Swor
------------------------------------------
        Gordon Swor
         President

PACEL CORP.

By: /s/ David Calkins
------------------------------------------
        David Calkins
         President

SELLERS

/s/ Gordon Swor
------------------------------------------
        Gordon Swor

/s/ Gordon E. Hanson
------------------------------------------
        Gordon E. Hanson






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